UNITED STATES
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On March 25, 2024, The Walt Disney Company issued the following press release:

Major Disney Shareholders and Influential Business Figures Support CEO Bob Iger and The Walt Disney Company’s Board of Directors

As The Walt Disney Company approaches its Annual Meeting on April 3, 2024, some of the most influential voices from across business and media—many of whom are shareholders themselves—have expressed unwavering support for Disney’s Board of Directors and CEO Bob Iger.

The Board and Iger have also received support from the descendants of Walt and Roy O. Disney.

Read what each had to say:

Jamie Dimon, CEO, JPMorgan Chase

“Bob is a first-class executive and outstanding leader who I’ve known for decades. He knows the media and entertainment business cold and has the successful track record to prove it. It’s a complicated industry filled with creative talent, requiring the unique expertise and engagement skills that Bob possesses. Putting people on a Board unnecessarily can harm a company. I don’t know why shareholders would take that risk, especially given the significant progress the company has made since Bob came back.”

George Lucas, Filmmaker

“Creating magic is not for amateurs. When I sold Lucasfilm just over a decade ago, I was delighted to become a Disney shareholder because of my long-time admiration for its iconic brand and Bob Iger’s leadership. When Bob recently returned to the company during a difficult time, I was relieved. No one knows Disney better. I remain a significant shareholder because I have full faith and confidence in the power of Disney and Bob’s track record of driving long-term value. I have voted all of my shares for Disney’s 12 directors and urge other shareholders to do the same.”

Michael Eisner, Former Disney CEO

“In 1983, Disney was under attack by corporate raiders trying to take over the company. That would have ended the Disney Company as we know it, for the studio, theme parks, and hotels were suggested to be sold off. The board turned to me and Frank Wells, and a different story was written, one that was continued by Bob Iger and his executive team. Today, a similar situation exists, so let’s remember the lessons from 40 years ago. Bringing in someone who doesn’t have experience in the company or the industry to disrupt Bob and his eventual successor is playing not only with fire but earthquakes and hurricanes as well. The company is now in excellent hands and Disney shareholders should vote for the Disney slate.”

Laurene Powell Jobs, Founder & President, Emerson Collective

“What has always set Disney apart is the way it combines unbridled creativity with technological innovation to tell timeless stories—stories that inspire and enrich the world around us. There is no one who understands Disney’s important legacy or the responsibility to protect it more than Bob Iger. He is a once-in-a-generation leader with an ambitious vision for the future, and we as shareholders are fortunate to have him guiding this cherished company at such a crucial moment in its history. I urge my fellow shareholders to support Bob and the company’s slate of highly qualified Director nominees.”

Mason Morfit, ValueAct Capital Co-CEO and Chief Investment Officer

“Disney is the world’s leading entertainment company. It has the best intellectual property, sports brand and parks & experiences assets in the industry. As legacy technologies transition to digital platforms, we believe Disney can lead the media industry forward. We could not be more excited to partner with Bob and the Board to help create long-term sustainable shareholder value.”

The Family of Walt Disney: Walter Elias Disney Miller, Tamara Diane Miller, Jennifer Miller-Goff, Joanna Sharon Miller

“As the family of Walt Disney, we support The Walt Disney Company management and its Board of Directors, and oppose the nominations put forth by Nelson Peltz. The integrity in the name of Walt Disney has always been a priority to our family. Our mother—Diane Disney Miller, Walt’s eldest daughter—created The Walt Disney Family Museum to ensure that the history of her father’s life and those involved in the creation of his dreams would be honored and remembered. We still believe in this brand of integrity and storytelling.

Bob Iger has grown this company in a modern world, and he continues to maintain a balance of creativity and profit. It is still a company based on the desire to entertain and explore. There have been challenging times, but this current management has adjusted and grown through those challenges.

We are never without gratitude and pride for our grandfather and being a part of this family, and we will always cherish the memories and the life that we had with him. With this gratitude, it matters to us what the company does and how Walt Disney is represented.

As such, we support Bob Iger and The Walt Disney Company Board.”

The Grandchildren of Roy O. Disney: Roy P. Disney, Susan Disney Lord, Abigail E. Disney, Tim Disney

“As the grandchildren of Roy O. Disney, we grew up with a front row seat to the magic that fuels the remarkable company he and his brother Walt Disney built together. We spent our childhoods on the studio lot watching movies get made. We explored Disneyland with the creative geniuses behind the happiest place on earth. We saw the passion Walt and Roy had for creating life-long memories for children and families, and the infectious joy they got out of the work they did.

From Mickey and Minnie, to Snow White and Mary Poppins, Disney is not a company that makes widgets—it makes magic. And it takes a special group of leaders with a deep respect and understanding for this tradition to develop the kinds of incredible experiences—whether in a theme park, at a movie theatre, or in your own home—that touch people’s hearts.

Bob Iger, his management team, and the Board of Directors are faithful to this magic. They understand that the longevity of The Walt Disney Company isn’t only the result of smart business decisions; it is rooted in the strong emotional connection Disney continues to forge with generations of people from around the globe.

We may not agree about everything, but we know that our grandfather would be especially proud of what Disney means to the world today. We also know that, like us, he would be very concerned by the threat posed by self-anointed “activist investors” who are really wolves in sheep’s clothing, just waiting to tear Disney apart if they can trick shareholders into opening the door for them.

What concerns us most about these hedge-fund-backed opportunists is that they have little to no knowledge of what Disney truly means to people like you. They haven’t made any arguments for why they should be entrusted with the keys to the kingdom our family built. To the contrary, their “I alone can fix it” mentality makes clear that they are not interested in preserving the Disney magic, but stripping it to the bone to make a quick profit for themselves.

We’re old enough to remember the bitter episode four decades ago when another corporate raider, Saul Steinberg—who, as it so happens, was good friends with one of the current activists, Nelson Peltz—launched a hostile takeover attempt of Disney and threatened to break apart the company. He was defeated, much as these activists must be defeated today.

This is not a company of interchangeable parts. It is home to thousands and thousands of dedicated employees who share the same passion Walt and Roy had for bringing hope and happiness to people through the magic of storytelling. Disney is lucky to be led by people who are looking to the future while drawing guidance from our cherished past. As The Walt Disney Company charts its path forward, it is imperative that the strategy Bob Iger, his management team, and the Board of Directors have implemented is not disrupted by those motivated by nothing more than their own self-interest.

Disney stories are filled with heroes and villains. We know who the villains are in this story, and we know they cannot be entrusted with protecting this company’s rich legacy or guiding its bright future.”

These messages reflect the opinions and beliefs of the authors. The consent of the authors has neither been sought nor obtained to reprint.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations; beliefs; plans; strategies; business or financial prospects or outlook; future shareholder value; expected growth and value creation; profitability; investments; capital allocation, including dividends and share repurchases; earnings expectations; expected drivers and guidance, including free cash flow and funding sources; expected benefits of new initiatives; cost reductions and efficiencies; content offerings; priorities or performance; and other statements that are not historical in nature. These statements are made on the basis of the Company’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. The Company does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and intellectual property we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including: the occurrence of subsequent events; deterioration in domestic or global economic conditions or failure of conditions to improve as anticipated, including heightened inflation, capital market volatility, interest rate and currency rate fluctuations and economic slowdown or recession; deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue, consumer preferences and acceptance of our content and offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising and sales on our direct-to-consumer services and linear networks; health concerns and their impact on our businesses and productions; international, political or military developments; regulatory or legal developments; technological developments; labor markets and activities, including work stoppages; adverse weather conditions or natural disasters; and availability of content. Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable): our operations, business plans or profitability, including direct-to-consumer profitability; our expected benefits of the composition of the Board; demand for our products and services; the performance of the Company’s content; our ability to create or obtain desirable content at or under the value we assign the content; the advertising market for programming; income tax expense; and performance of some or all Company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, including under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, and subsequent filings with the Securities and Exchange Commission (the “SEC”), including, among others, quarterly reports on Form 10-Q.

Additional Information and Where to Find It

Disney has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Disney’s 2024 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY DISNEY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Disney free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Disney are also available free of charge by accessing Disney’s website at http://www.disney.com/investors.

Participants

Disney, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by Disney. Information about Disney’s executive officers and directors is available in Disney’s definitive proxy statement for its 2024 Annual Meeting, which was filed with the SEC on February 1, 2024. To the extent holdings by our directors and executive officers of Disney securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.